CONTACT:
John K. Schmidt
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 29, 2008

HEARTLAND FINANCIAL USA, INC. EXPANDS
STOCK REPURCHASE PROGRAM

Dubuque, Iowa, January 29, 2008—Heartland Financial USA, Inc. (NASDAQ: HTLF) today announced that its Board of Directors has authorized an expansion of the company’s treasury stock holdings from 250,000 to 500,000 shares effective January 24, 2008.

Under the program, Heartland is authorized to repurchase its outstanding common shares from time to time, depending on market conditions, share price and other factors. The repurchases may be made on the open market, in block trades or otherwise and may be suspended or discontinued at any time.

“Heartland is continually working to enhance shareholder value,” said Lynn B. Fuller, Heartland’s chairman and chief executive officer. “Our stock repurchase program demonstrates the confidence we have in our company and provides an avenue to effectively manage our capital position.”

As of December 31, 2007 Heartland had 16,427,016 common shares outstanding, net of treasury shares of 184,655.

About Heartland Financial USA, Inc.:

Heartland Financial USA, Inc. is a $3.3 billion diversified financial services company providing banking, mortgage, wealth management, insurance and consumer finance services to individuals and businesses. The Company currently has 59 banking locations in 40 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montanaand Colorado. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Safe Harbor Statement

This release, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Heartland’s financial condition, results of operations, plans, objectives, future performance and business.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions.  Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following:  (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii)  the loss of key executives or employees; (viii)  changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in the Risk Factors section of its Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission.